Exhibit 99.1

Wynn Resorts Announces Issuance and Sale of 5.3 Million Shares of Common Stock, Stephen A. Wynn’s Sale of 8.0 Million Shares of Common Stock, and Amendment of 2023 Indenture

LAS VEGAS, March 22, 2018 (BUSINESS WIRE) — Wynn Resorts, Limited (NASDAQ: WYNN) (the “Company”) announced today that it agreed to sell 5,300,000 newly issued shares of Company common stock (the “Common Stock”) at a price of $175 per share to Galaxy Entertainment Group in a public offering registered under the Securities Act of 1933, as amended (the “1933 Act”).

The Company intends to use the net proceeds from that offering to repay amounts to be borrowed under the 364-day term loan facility contemplated by the commitment letters that the Company entered into on March 9, 2018, with an affiliate of Deutsche Bank Securities in an aggregate principal amount of up to $800 million. Deutsche Bank Securities is acting as sole book-running manager for the offering of Common Stock by the Company.

On March 21, 2018, the Wynn Family Limited Partnership (“WFLP” and together with Stephen A. Wynn, the “Selling Stockholder”), an entity affiliated with Stephen A. Wynn (“Mr. Wynn”), sold an aggregate of 4,104,999 shares of Common Stock at a price of $180 per share in open market transactions pursuant to Rule 144 under the 1933 Act.

Additionally, following the Rule 144 open market transactions, on March 22, 2018, the Selling Stockholder entered into agreements to sell approximately 8.0 million shares of Common Stock in privately negotiated transactions, representing all of his remaining holdings of the Company’s Common Stock.

On March 20, 2018, the Company announced that its indirect wholly owned subsidiaries, Wynn Las Vegas, LLC and Wynn Las Vegas Capital Corp. (the “WLV Issuers”), had received the requisite consents to approve an amendment to the indenture (the “2023 Indenture”) governing the WLV Issuers’ 4.25% Senior Notes due 2023. The amendment conforms the definition of “change of control” relating to ownership of equity interests in the Company in the 2023 Indenture to the terms of the indentures governing the WLV Issuers’ other outstanding notes.

The Common Stock being sold by the Company will be issued pursuant to an effective registration statement filed with the SEC on November 8, 2016. Copies of the prospectus supplement, when available, may be obtained by visiting EDGAR on the SEC’s website at http://www.sec.gov.

This press release does not and shall not constitute an offer to sell or a solicitation of an offer to buy any Common Stock, nor shall there be any sale of Common Stock in any state or jurisdiction in which such an offer, sale or solicitation would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Any offer, if made at all, will be made only by means of a prospectus supplement and an accompanying prospectus, or pursuant to an exemption for registration.

Forward-Looking Statements

This release contains forward-looking statements, including those related to the offering of the Common Stock by Wynn Resorts, Limited and whether or not Wynn Resorts, Limited will consummate the offering. Forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements. These risks and uncertainties include, but are not limited to, competition in the casino/hotel and resorts industries, the controversy related to Stephen A. Wynn and his separation from Wynn Resorts, Limited, dependence on key employees, levels of travel, leisure and casino spending, general domestic or international economic conditions, and changes in gaming laws or regulations. Any actions Mr. Wynn might undertake may be made at any time and from time to time without prior notice and he has stated that will be dependent upon Mr. Wynn’s review of numerous factors, including, but not limited to: an ongoing evaluation of the Company’s business, financial condition, operations and prospects; price levels of the Common Stock; general market, industry and economic conditions; regulatory considerations; the relative attractiveness of alternative business and investment opportunities; and other future developments. Additional information concerning potential factors that could affect Wynn Resorts, Limited’s financial results is included in Wynn Resorts, Limited’s Annual Report on Form 10-K for the year ended December 31, 2017 and Wynn Resorts, Limited’s other periodic reports filed with the Securities and Exchange Commission. Wynn Resorts, Limited is under no obligation to (and expressly disclaims any such obligation to) update or revise its forward-looking statements as a result of new information, future events or otherwise. Wynn Resorts, Limited is not under any obligation to (and expressly disclaim any such obligation to) update their forward-looking statements as a result of new information, future events or otherwise, except as required by law.

SOURCE: Wynn Resorts, Limited

CONTACT:

Wynn Resorts, Limited

Craig Billings, Chief Financial Officer & Treasurer

702-770-7000

investorrelations@wynnresorts.com